Exhibit 99.1

Stepan Reports Fourth Quarter and Record Full Year 2018 Results

Northfield, Illinois, February 21, 2019 -- Stepan Company (NYSE: SCL) today reported:

Fourth Quarter Highlights

•

Reported net income was $26.9 million, or $1.16 per diluted share versus $9.9 million, or $0.42 per diluted share, in the prior year.  Adjusted net income was $23.7 million, or $1.02 per diluted share versus $24.6 million, or $1.06 per diluted share, in the prior year.*  Prior year adjusted net income excludes a $14.9 million net after-tax charge related to the 2017 U.S. Tax Cuts and Jobs Act legislation.

•

Surfactant operating income was $31.8 million versus $28.8 million in the prior year. This increase was primarily attributable to improved product mix and lower manufacturing costs in North America.  The Company’s first quarter 2018 acquisition in Ecatepec, Mexico delivered $0.8 million of operating income in the quarter. Global Surfactant sales volume increased 2% versus the prior year.

•

Polymer operating income was $10.8 million versus $19.1 million in the prior year. This decrease was mostly attributable to margin pressures, lower European volume and higher expense associated with the Company’s Phthalic Anhydride maintenance turnaround.  Global Polymer sales volume was down 4% versus the prior year.

•

Specialty Product operating income was $5.1 million versus $2.3 million in the prior year.  This increase was primarily due to higher volume and improved margins in our food business and favorable order timing differences within our pharmaceutical business.

Full Year Highlights

•

Reported net income was a record $112.8 million, or $4.83 per diluted share, a 23% increase versus $91.6 million, or $3.92 per diluted share, in the prior year.  Adjusted net income was a record $113.8 million, or $4.88 per diluted share, a 5% increase versus $108.7 million, or $4.65 per diluted share, in the prior year.*

•	2018 marked the eighth record annual income during the last eleven years.

•

The Surfactant segment delivered record operating income of $137.5 million, a 14% increase versus prior year.  The Polymer segment delivered $64.5 million of operating income, a 22% decrease versus prior year.  Specialty Product operating income was $11.7 million versus $10.0 million in the prior year.

•

Total Company sales volume increased 3% versus the prior year. Most of the increase was attributable to higher organic Surfactant growth in the functional product and personal care end markets combined with the accretive impact of the Company’s first quarter 2018 acquisition in Ecatepec, Mexico.  This Surfactant growth was partially offset by lower Polymer volume.

•	The Company had negative net debt at year-end as cash balances of $300 million exceeded total debt of $276 million.

“The Company delivered record results in 2018 driven by record Surfactant earnings and a lower 2018 effective tax rate,” said F. Quinn Stepan, Jr., Chairman, President and Chief Executive Officer.  “The quarterly and annual Surfactant growth reflect higher sales volume, the accretive impact of our 2018 Mexico acquisition, improved North American product mix and lower manufacturing costs.  The Polymer business was down versus the prior year due to continued margin challenges and the lost share for polyisocyanurate in the European insulation market, which is still growing due to energy conservation efforts.  Our Specialty Product business results improved for both the quarter and full year.”

*

Adjusted net income is a non-GAAP measure which excludes deferred compensation income/ expense as well as other significant and infrequent/non-recurring items. See Table II for reconciliations of non-GAAP adjusted net income and adjusted earnings per share.

Financial Summary

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands, except per share data)	2018	2017	% Change	2018	2017	% Change
Net Sales	$466,659	$473,823	(2)%	$1,993,857	$1,925,007	4%
Operating Income	$39,385	$31,397	25%	$151,419	$147,195	3%
Net Income	$26,946	$9,884	173%	$112,762	$91,578	23%
Earnings per Diluted Share	$1.16	$0.42	176%	$4.83	$3.92	23%

Adjusted Net Income *	$23,708	$24,649	(4)%	$113,817	$108,691	5%
Adjusted Earnings per Diluted Share *	$1.02	$1.06	(4)%	$4.88	$4.65	5%

* See Table II for reconciliations of non-GAAP adjusted net income and earnings per diluted share.

Summary of Fourth Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense and other significant and infrequent or non-recurring items.

•	Deferred Compensation: The 2018 fourth quarter reported net income includes $3.4 million of after tax income versus $1.0 million of after-tax income in the prior year.

•

Business Restructuring:  The 2018 fourth quarter reported net income includes $0.2 million of after-tax decommissioning expense related to our prior year Canadian plant closure.  The prior year quarter included $0.8 million of after tax expense comprised of: (i) $0.2 million of decommissioning costs associated with our Canadian plant shutdown; and (ii) $0.6 million of severance related to our Fieldsboro, NJ plant restructuring.

Percentage Change in Net Sales

The 2% decrease in quarterly net sales reflects a 3% negative impact from foreign currency translation partially offset by a 1% increase in sales volume.  For the full year net sales increased 4% primarily due to 3% volume growth.

	Three Months Ended December 31, 2018	Twelve Months Ended December 31, 2018
Volume	1%	3%
Selling Price	—	1%
Foreign Translation	(3)%	—
Total	(2)%	4%

Segment Results

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands)	2018	2017	% Change	2018	2017	% Change
Net Sales
Surfactants	$323,224	$324,174	(0)%	$1,385,932	$1,297,555	7%
Polymers	$122,974	$131,083	(6)%	$527,420	$546,634	(4)%
Specialty Products	$20,461	$18,566	10%	$80,505	$80,818	(0)%
Total Net Sales	$466,659	$473,823	(2)%	$1,993,857	$1,925,007	4%

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands, all amounts pre-tax)	2018	2017	% Change	2018	2017	% Change
Operating Income
Surfactants	$31,836	$28,782	11%	$137,506	$120,861	14%
Polymers	$10,756	$19,067	(44)%	$64,539	$82,951	(22)%
Specialty Products	$5,118	$2,253	127%	$11,661	$9,965	17%
Segment Operating Income	$47,710	$50,102	(5)%	$213,706	$213,777	(0)%
Corporate Expenses	$(8,325)	$(18,705)	(55)%	$(62,287)	$(66,582)	(6)%
Consolidated Operating Income	$39,385	$31,397	25%	$151,419	$147,195	3%

Total segment operating income decreased $2.4 million, or 5%, versus the prior year quarter.  Full year segment operating income was flat year over year.

•

Surfactant net sales were $323.2 million for the quarter, essentially flat versus prior year.  Sales volume increased 2%, mostly due to higher demand in the consumer product end markets. The translation impact of a stronger U.S. dollar decreased net sales by 2%.  Selling prices were flat versus the prior year quarter.  Surfactant operating income increased $3.1 million or 11% versus the prior year, primarily due to higher sales volume combined with improved product mix and lower manufacturing costs in North America.

•

Polymer net sales were $123.0 million in the fourth quarter, down 6% versus prior year.  Total sales volume declined 4% principally due to lower European rigid polyol volumes.  The translation impact of a stronger U.S. dollar negatively impacted net sales by 2% while selling prices were flat quarter over quarter.  Operating income decreased $8.3 million or 44% versus the prior year quarter mostly due to lower volume, margin pressures and $2.1 million of higher costs associated with a scheduled phthalic anhydride maintenance shutdown.

•

Specialty Product net sales were $20.5 million for the quarter, a 10% increase versus the prior year.  Operating income increased $2.9 million versus the prior year quarter primarily due to favorable order timing differences within our pharmaceutical business, which compensated for a portion of the first half shortfall, and higher volume and margins in our food business.

Corporate Expenses

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands)	2018	2017	% Change	2018	2017	% Change
Total - Corporate Expenses	$8,325	$18,705	(55)%	$62,287	$66,582	(6)%
Deferred Compensation Expense/(Income) *	$(7,300)	$(406)	NM	$(2,329)	$4,857	(148)%
Business Restructuring	$242	$1,271	(81)%	$2,588	$3,069	(16)%
Adjusted Corporate Expense	$15,383	$17,840	(14)%	$62,028	$58,656	6%

* See Table III for a discussion of deferred compensation plan accounting.

•

Corporate expenses, excluding deferred compensation and business restructuring expenses, decreased $2.5 million, or 14%, versus the prior year quarter.  This quarterly decrease was mostly due to nonrecurring 2017 legal expenses. Corporate expenses increased $3.4 million, or 6%, on a full year basis.  This full year increase is primarily due to higher salaries and employee separation costs.

Income Taxes

The full year effective tax rate was 19.4% in 2018 compared to 34.3% in 2017.  This decrease was primarily attributable to: (i) a lower U.S. statutory tax rate of 21% in 2018 versus 35% in 2017; and (ii) the nonrecurrence of a $14.9 million net tax cost in 2017 resulting from the U.S. tax reform.  The U.S. tax reform provided a net annual benefit of approximately $10.6 million in 2018 versus the prior year.  We expect the effective tax rate to be in the range of 22% to 25% in 2019.

Shareholder Return

The Company paid $5.6 million of dividends to shareholders in the fourth quarter.  For the full year the Company paid $20.9 million of dividends and repurchased $15.5 million of Company stock.  The Company has 494,287 shares remaining under its Board of Directors’ share repurchase authorization.  With the increased cash dividend in the fourth quarter of 2018, the Company increased its dividend on the Company’s common stock for the 51st consecutive year.

Selected Balance Sheet Information

The Company’s net debt level decreased $36.3 million for the quarter while the net debt ratio decreased from 2% to -3%, reflecting cash balances in excess of total debt.  The decrease in net debt was attributable to a $26.2 million increase in cash combined with a $10.1 million decline in total debt.

($ in millions)	12/31/18	9/30/18	6/30/18	3/31/18	12/31/17
Net Debt
Total Debt	$276.1	$286.2	$286.8	$290.8	$290.8
Cash	300.2	274.0	256.7	244.6	298.9
Net Debt	$(24.1)	$12.2	$30.1	$46.2	$(8.1)
Equity	783.8	777.7	761.2	774.6	740.1
Net Debt + Equity	$759.7	$789.9	$791.3	$820.8	$732.0
Net Debt / (Net Debt + Equity)	-3%	2%	4%	6%	-1%

The major working capital components were:

($ in millions)	12/31/18	9/30/18	6/30/18	3/31/18	12/31/17
Net Receivables	$280.0	$323.1	$312.2	$325.3	$293.5
Inventories	200.2	195.2	188.5	187.7	172.7
Accounts Payable	(206.0)	(209.3)	(201.3)	(202.4)	(205.0)
	$274.2	$309.0	$299.4	$310.6	$261.2

The Company had full year capital expenditures of $86.6 million in 2018 versus $78.6 million in the prior year.

Outlook

“After record results in each of the past three years, we believe our Surfactant business will continue to benefit from our diversification efforts into functional products, new technologies, improved internal efficiencies and expanded sales into our broad customer base globally.  We believe our Polymer business will benefit from the growing market for insulation materials and we are optimistic the business will deliver both full year volume growth and incremental margin improvement versus 2018.  Specialty Products should also improve,” said F. Quinn Stepan, Jr., Chairman, President and Chief Executive Officer.

Conference Call

Stepan Company will host a conference call to discuss its fourth quarter and full year 2018 results at 10:00 a.m. ET (9:00 a.m. CT) on February 21, 2019. The call can be accessed by phone and webcast. Telephone access will be available by dialing +1 (800) 750-5857, and the webcast can be accessed through the Investor Relations/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com at the Investor Relations page at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries.  Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning compounds and in agricultural and oilfield solutions.  The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company’s common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL.  For more information about Stepan Company please visit the Company online at www.stepan.com

Contact: Luis E. Rojo                              (847) 446-7500

* * * * *

Tables follow

Certain information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements about Stepan Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, Stepan Company’s actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” ”should,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Stepan Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond Stepan Company’s control, that could cause actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among other factors, the risks, uncertainties and factors described in Stepan Company’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) risks and uncertainties related to disruptions in production or accidents at manufacturing facilities, global competition, volatility of raw material and energy costs, disruptions in transportation or significant changes in transportation costs, reduced demand due to customer product reformulations or new technologies, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, maintaining and protecting intellectual property rights, international business risks, including currency exchange rate fluctuations, legal restrictions and taxes, our ability to estimate and maintain appropriate levels of recorded liabilities, our debt covenants, our ability to access capital markets, downturns in certain industries and general economic downturns, global political, military, security or other instability, costs related to expansion or other capital projects, interruption or breaches of information technology systems, the costs and other effects of governmental regulation and legal and administrative proceedings and our ability to retain executive management and key personnel.

These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Table I

STEPAN COMPANY

For the Three and Twelve Months Ended December 31, 2018 and 2017

(Unaudited – in thousands, except per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2018	2017	2018	2017
Net Sales	$466,659	$473,823	$1,993,857	$1,925,007
Cost of Sales	388,131	392,984	1,652,354	1,586,485
Gross Profit	78,528	80,839	341,503	338,522
Operating Expenses:
Selling	13,447	13,694	56,319	54,090
Administrative	19,802	21,475	79,243	75,615
Research, Development and Technical Services	12,952	13,408	54,263	53,696
Deferred Compensation (Income) Expense	(7,300)	(406)	(2,329)	4,857
	38,901	48,171	187,496	188,258

Business restructuring and asset impairments	242	1,271	2,588	3,069

Operating Income	39,385	31,397	151,419	147,195

Other Income (Expense):
Interest, Net	(2,151)	(2,826)	(10,771)	(11,444)
Other, Net	(2,715)	(39)	(725)	3,486
	(4,866)	(2,865)	(11,496)	(7,958)

Income Before Income Taxes	34,519	28,532	139,923	139,237
Provision for Income Taxes	7,576	18,646	27,173	47,690
Net Income	26,943	9,886	112,750	91,547
Net (Income) Loss Attributable to Noncontrolling Interests	3	(2)	12	31
Net Income Attributable to Stepan Company	$26,946	$9,884	$112,762	$91,578
Net Income Per Common Share Attributable to Stepan Company
Basic	$1.17	$0.43	$4.90	$3.99
Diluted	$1.16	$0.42	$4.83	$3.92
Shares Used to Compute Net Income Per Common Share Attributable to Stepan Company
Basic	22,987	22,961	23,022	22,946
Diluted	23,330	23,426	23,325	23,377

Table II

Reconciliation of Non-GAAP Net Income and Earnings per Diluted Share

	Three Months Ended December 31				Twelve Months Ended December 31
($ in thousands, except per share amounts)	2018	EPS	2017	EPS	2018	EPS	2017	EPS
Net Income Reported	$26,946	$1.16	$9,884	$0.42	$112,762	$4.83	$91,578	$3.92

Deferred Compensation (Income) Expense	$(3,420)	$(0.15)	$(1,006)	$(0.04)	$(787)	$(0.03)	$(40)	$(0.00)
Business Restructuring	$182	$0.01	$834	$0.04	$1,842	$0.08	$2,216	$0.09
US Tax Reform Impact	$-	$-	$14,937	$0.64	$-	$-	$14,937	$0.64

Adjusted Net Income	$23,708	$1.02	$24,649	$1.06	$113,817	$4.88	$108,691	$4.65

* All amounts in this table are presented after-tax

The Company believes that certain measures that are not in accordance with generally accepted accounting principles (GAAP), when presented in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance and provide better clarity on the impact of non-operational items.  Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators.  These measures should be considered in addition to, and are neither a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliation of Pre-Tax to After-Tax Adjustments

	Three Months Ended December 31				Twelve Months Ended December 31
($ in thousands, except per share amounts)	2018	EPS	2017	EPS	2018	EPS	2017	EPS
Pre-Tax Adjustments
Deferred Compensation (Income) Expense	$(4,500)		$(1,622)		$(1,035)		$(65)
Business Restructuring	242		1,271		$2,588		$3,069
Total Pre-Tax Adjustments	$(4,258)		$(351)		$1,553		$3,004

Cumulative Tax Effect on Adjustments	$1,020		$179		$(498)		$(828)
US Tax Reform Impact			$14,937				$14,937

After-Tax Adjustments	$(3,238)	$(0.14)	$14,765	$0.64	$1,055	$0.05	$17,113	$0.73

Table III

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pretax income was $4.5 million of income versus $1.6 million of income in the prior year.  The year-to-date impact was $1.0 million of income versus $0.1 million of income in the prior year. The accounting for the deferred compensation plan results in operating income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise.  The Company also recognizes the change in value of mutual funds as investment income or loss.  The quarter end market prices of Stepan Company common stock are as follows:

	2018				2017
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	$74.00	$87.01	$78.01	$83.18	$78.97	$83.66	$87.14	$78.81

The deferred compensation income statement impact is summarized below:

	Three Months Ended December 31		Twelve Months Ended December 31
($ in thousands)	2018	2017	2018	2017
Deferred Compensation
Operating Income (Expense)	$7,300	$406	$2,329	$(4,857)
Other, net – Mutual Fund Gain (Loss)	(2,800)	1,216	(1,294)	4,922
Total Pretax	$4,500	$1,622	$1,035	$65
Total After Tax	$3,420	$1,006	$787	$40

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results).  Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the three and twelve month periods ending December 31, 2018 as compared to 2017:

($ in millions)	Three Months Ended December 31		Increase (Decrease)	Change Due to Foreign Currency Translation	Twelve Months Ended December 31		Increase (Decrease)	Change Due to Foreign Currency Translation
	2018	2017			2018	2017
Net Sales	$466.7	$473.8	$(7.1)	$(11.3)	$1,993.9	$1,925.0	$68.9	$0.1
Gross Profit	78.5	80.8	(2.3)	(1.5)	341.5	338.5	3.0	(0.7)
Operating Income	39.4	31.4	8.0	(0.8)	151.4	147.2	4.2	(0.6)
Pretax Income	34.5	28.5	6.0	(1.0)	139.9	139.2	0.7	(0.5)

Table V

Stepan Company

Consolidated Balance Sheets

December 31, 2018 and December 31, 2017

	December 31 2018	December 31 2017
ASSETS
Current Assets	$802,530	$788,736
Property, Plant & Equipment, Net	608,892	598,443
Other Assets	73,244	83,682
Total Assets	$1,484,666	$1,470,861
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$338,582	$320,253
Deferred Income Taxes	18,672	10,962
Long-term Debt	239,022	268,299
Other Non-current Liabilities	103,864	130,433
Total Stepan Company Stockholders’ Equity	783,766	740,096
Noncontrolling Interest	760	818
Total Liabilities and Stockholders’ Equity	$1,484,666	$1,470,861